Exhibit 10.7

THIRD AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

AGREEMENT between MONY LIFE INSURANCE COMPANY, a New York corporation (the “Company”), and Victor Ugolyn (the “Executive”), dated as of July 31, 2003 (the “Agreement Date”).

Recitals

A.	The Company and the Executive originally entered into an agreement dated April 20, 1998, providing for certain terms and conditions of employment to apply in the event of a Change in Control (the “Prior Change in Control Agreement”) (such agreement being one of two different agreements, each styled “Employment Agreement”, entered into between the Company and the Executive on that date, the other of which is an Employment Agreement for a one-year renewable term, which remains in effect in the absence of a Change in Control (the “One-Year Employment Agreement”)). The Company and the Executive entered into an Amended and Restated Change in Control Agreement dated February 26, 2001 (the “First Amended and Restated Change in Control Agreement”) which was superseded in its entirety by a Second Amended and Restated Change in Control Agreement between the Company and the Executive dated January 15, 2003 (the “Second Amended and Restated Change in Control Agreement”).

B.	The Company and the Executive wish to make certain modifications to the terms and conditions under which the Executive will remain in the employ of the Company following a change in control.

C.	The Company wishes to assure itself and the Executive of continuity of management in the event of a Change in Control of the Company, as hereinafter defined, and to provide the Executive with the benefits set forth in this Agreement in the event the Executive’s employment with the Company terminates following such a Change in Control under the circumstances described below.

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1.	PRIOR AGREEMENT SUPERSEDED. This Agreement supersedes the Second Amended and Restated Change in Control Agreement in its entirety. In consideration of the extension of the term of the Agreement and the other promises set forth below, and of the mutual releases set forth in this paragraph, each party hereto relinquishes all rights, and releases the other from all promises, liabilities and commitments that may have existed, under the Second Amended and Restated Change in Control Agreement, which shall be null and void and of no further effect.

2.	OPERATION AND TERM OF AGREEMENT; CHANGE IN CONTROL

A.

Term. This Agreement shall be effective as of the Agreement Date and shall continue in effect until the Expiration Date. The initial Expiration Date shall be December 31, 2004 but, on that date and each December 31 thereafter, the Expiration Date shall automatically be extended by one additional year unless, not later than the preceding September 30, the Company shall have given written notice to the Executive that it does not wish to extend the Expiration Date; provided, however, that if a Change in Control shall have occurred prior to the original or extended Expiration Date, the Expiration Date shall automatically be extended to the third anniversary of the Change in Control and shall thereafter be extended for one year on each anniversary of the Change in Control unless, not later than six months prior to such extended Expiration Date, the Company shall have given written notice to the Executive that it does not wish to extend the Expiration Date.

B.	Effect of This Agreement. The benefits to be provided to the Executive pursuant to this Agreement shall become available upon a Change in Control. Prior to a Change in Control, the employment of the Executive by the Company shall be governed by the One-Year Employment Agreement; upon a Change in Control the One-Year Employment Agreement shall terminate and be superseded in its entirety by this Agreement.

3.	CERTAIN DEFINITIONS

A.	Change in Control.

For purposes of this Agreement, a Change in Control shall mean a change in control of the Company, which shall be deemed to have occurred upon:

i.

an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of shares of outstanding voting securities of The MONY Group Inc. (the “Holding Company”) entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) which, when combined with any other securities owned beneficially by the acquirer, would result in such acquirer beneficially owning twenty percent (20%) or more of either (1) the then outstanding shares of common stock of the Holding Company or (2) the combined voting power of the then Outstanding Voting Securities; excluding, however, the following: (i) any acquisition directly from the Holding Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Holding Company, (ii) any acquisition by the Holding Company and (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Holding Company or any subsidiary of the Holding Company;

ii.	the failure at any time following the date hereof, of those individuals who as of the date hereof constitute the Board of Directors of the Holding Company (the “Board”)(and any new directors whose election by the Board or nomination for election by the Holding Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors as of the date hereof or whose election or nomination for election was approved), for any reason (except for death, disability or voluntary retirement), to constitute a majority thereof;

iii.	the consummation of a transaction approved by the shareholders of the Holding Company that is a merger, consolidation, reorganization or similar corporate transaction, whether or not the Holding Company is the surviving corporation in such transaction, other than a merger, consolidation, or reorganization that results in the Outstanding Voting Securities immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent of the combined voting power of the voting securities of the Holding Company (or such surviving entity) outstanding immediately after such merger, consolidation, reorganization or transaction;

iv.	the consummation of a transaction approved by the shareholders of the Holding Company that is (1) the sale or other disposition of all or substantially all of the assets (by way of reinsurance or otherwise) of the Holding Company or the Company or (2) a complete liquidation or dissolution of the Holding Company or the Company;

v.	adoption by the Board of a resolution to the effect that any Person has taken actions which, if consummated, would result in such Person acquiring effective control of the business and affairs of the Holding Company or the Company, provided the transactions contemplated by such actions are subsequently consummated;

vi.	the commencement of a tender offer or proxy contest provided that as a consequence thereof, any of the transactions specified in subparagraphs i.-iv. of this section 3.A. are subsequently consummated;

vii.	the making of any agreement by the Company provided that as a consequence thereof, any of the transactions specified in subparagraphs i.-iv. of this section 3.A. are subsequently consummated; or

viii.	the public announcement of a transaction of the kind specified in subparagraphs i.-iv. of this section 3.A., provided such transaction is subsequently consummated.

B.	Period of Employment. The Period of Employment shall mean the period of time commencing on the date of a Change in Control and ending on the earlier of the Expiration Date or the Termination Date.

C.	Contract Term. The Contract Term shall mean the period of time commencing on the date of a Change in Control and ending on the Expiration Date.

D.	Termination Date. The Termination Date shall mean the date as of which the Executive’s employment with the Company shall cease or be deemed to have ceased in the manner specified in Section 6 or Section 7.

E.	Target. The term “Target”—when used in relation to any Long-Term or Annual incentive or bonus payment—means the pertinent target (as a percentage of base salary or otherwise) most recently established for the Executive by the Compensation Committee of the Board of Directors (or the Board of Directors as a whole or any other committee of the Board of Directors fulfilling such function) or, if none, the target specified in the pertinent plan or contract document.

4.	EXECUTIVE’S RESPONSIBILITIES; LOCATION

A.	Position, Duties, Responsibilities. Commencing on the date of the Change in Control, the Executive shall serve in the position and have the duties and responsibilities as in effect immediately prior to the date of the Change in Control.

B.	Best Efforts. During the Period of Employment, the Executive shall devote his full time, best efforts and undivided attention during normal business hours to the business and affairs of the Company, except reasonable time for vacations, illness or incapacity. The Executive is aware that performance objectives have historically been established by the Company’s Chairman and Chief Executive Officer, in consultation with the Company’s Board, for Company-wide performance and for performance by the Executive. The Executive agrees to work diligently throughout the Period of Employment to achieve any such performance objectives that shall then exist.

C.	Principal Business Office. During the Period of Employment, the Executive’s principal business office shall be located in the New York City metropolitan area.

5.	COMPENSATION, PERQUISITES AND EMPLOYEE BENEFITS

A.	Base Compensation. For all services rendered during the Period of Employment, the Executive shall receive annual base compensation at a rate not less than the rate in effect immediately prior to the date of the Change in Control, which shall be increased thereafter in accordance with the Company’s regular administrative practices generally applicable to its senior executives as in effect immediately prior to the date of the Change in Control.

B.	Incentive Compensation. During the Period of Employment, the Executive shall continue to be a full participant in the Company’s Annual Incentive Compensation Plan, Long Term Incentive Plan and Restricted Stock Ownership Plan, as well as any comparable successor plans (the “Incentive Plans”), as the Incentive Plans are in effect immediately prior to the date of the Change in Control and with such improvements in the Incentive Plans or other incentive compensation plans as may from time to time be made in accordance with the practices of the Company. The Executive shall be entitled to participate in other incentive compensation plans generally available to senior executives of the Company. If any of the Incentive Plans is terminated or discontinued, the Executive shall be entitled to participate in other incentive compensation plans with terms at least as favorable to the Executive as the Incentive Plans in effect prior to the termination or discontinuance of the Incentive Plans.

C.

Perquisites. During the Period of Employment, the Executive shall be entitled to perquisites and fringe benefits, in each case at least equal to those attached to his position immediately prior to the date of the Change in Control, except to the extent that any reduction in such perquisites and fringe benefits does not result in a reduction in the Executive’s aggregate compensation overall as described in section 7.B.i.(c).

D.	Employee Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee benefit plans and programs as in effect for senior executives of the Company immediately prior to the date of the Change in Control (the “Benefit Plans”) under the terms of the Benefits Plans, with such improvements in the Benefit Plans as may from time to time be made in accordance with the practices of the Company. The Executive shall be entitled to participate in any employee benefit plans and programs generally available to senior executives of the Company. If any of the Benefit Plans is terminated or discontinued, the Executive shall be entitled to participate in other employee benefit plans with terms at least as favorable to the Executive as the Benefit Plans in effect prior to the termination or discontinuance of the Benefit Plans, except to the extent that reduction in such Benefit Plan coverages does not result in a reduction in the Executive’s aggregate compensation overall as described in section 7.B.i.(c).

E.	Right to Participate in Incentive Plans and Benefit Plans, or Their Equivalent, Not Diminished by Increases in Base Compensation. Any increases in base and incentive compensation, perquisites or employee benefits under this Agreement or otherwise shall not diminish any other obligation of the Company hereunder except as set forth in sections 5.C. and 5.D. above.

6.	DEATH OR DISABILITY

A.	Death. If the Executive should die during the Period of Employment, his employment shall be deemed to have ceased on the last day of the month in which death shall have occurred.

B.	Disability. “Disability” shall mean an illness or accident that is likely to prevent or has prevented the Executive from performing his duties under this Agreement for a period of six consecutive months. In the event that the Executive suffers a Disability during the Period of Employment, his employment shall be deemed to have ceased on the last day of such six-month period.

7.	TERMINATION

Either the Company or the Executive may, at any time, terminate the Executive’s employment with the Company.

A.	Cause. The termination of the Executive’s employment by the Company during the Contract Term shall be deemed to be for “Cause” only if such termination shall be the result of:

i.	an act or acts of dishonesty by the Executive resulting in conviction for a felony;

ii.	a willful, deliberate and intentional failure by the Executive during the Period of Employment (not including any failure by reason of incapacity due to illness or accident) to comply with the provisions of this Agreement relating to the time and best efforts to be devoted by the Executive to the affairs of the Company, if such failure results in demonstrably material injury to the Company; or

iii.	the Executive’s gross misconduct, if such misconduct results in demonstrably material injury to the Company;

provided that notice of such termination is given in accordance with Section 7.C., below.

B.	Good Reason. The termination of the Executive’s employment by the Executive during the Contract Term shall be deemed to be for “Good Reason” only if such termination shall be the result of:

i.	a reduction during the Period of Employment in the level, as of the date of the Change in Control, of either (a) the Executive’s base salary or (b) the Executive’s Target annual bonus or (c) the Executive’s aggregate compensation overall, including base compensation, Annual and Long-Term Incentive awards, Benefit Plan coverages and perquisites (other than a reduction in awards or benefits that is generally applicable to participants in a plan in accordance with the terms of the plan in effect immediately prior to the date of the Change in Control);

ii.	a diminution during the Period of Employment in the Executive’s position, powers, authority, duties or responsibilities, or the business to which those powers, authority, duties or responsibilities apply; removal during the Period of Employment of the Executive from the office he held immediately prior to the Change in Control; or change during the Period of Employment in the Executive’s chain of supervision as it existed immediately prior to the Change in Control;

iii.	any requirement that the Executive work at a principal place of business other than 1740 Broadway, New York City, if it is more than 30 miles from the Executive’s residence at the time of the Change in Control;

iv.

a material breach of this Agreement by the Company, provided that notice of the Executive’s election to terminate his employment under this Agreement is given in accordance with Section 7.C., below. Failure to elect to terminate with respect to one event giving rise to Good Reason does not preclude the Executive from making the election with respect to a subsequent event; or

v.	any failure by a successor to or acquiror of the Company (or acquiror of substantially all of the assets of the Company) to assume or honor fully, completely and within the time periods provided herein each and every term of this Agreement.

C.	Termination Procedure

i.	Notice

(a)	Notice of termination of employment under this Agreement shall be provided in writing by the Company or the Executive, as applicable, and shall specify the date as of which the Executive’s employment shall be deemed to have ceased, which date shall in no event be earlier than 60 days from the date of such notice.

(b)	In the event that the Company elects to terminate the Executive’s employment, the Company shall provide to the Executive the notice described in Section 7.C.i.(a), above. If termination is alleged to be for Cause, such notice shall state that the Executive has engaged in conduct set forth in Section 7.A., with the particulars thereof specified in detail.

(c)	In the event that the Executive elects to terminate employment, the Executive shall provide to the Company the notice described in Section 7.C.i.(a), above. If termination is alleged to be for Good Reason, such notice shall specify the reason for such termination, as set forth in Section 7.B., with the particulars thereof specified in detail, and shall be given within three calendar months after the most recent event giving rise to Good Reason.

ii.	Cure

(a)	In the case of the Executive’s alleged breach or gross misconduct as set forth in Sections 7.A.ii. or iii., the Executive shall be given the opportunity to remedy such alleged breach or gross misconduct within 30 days from his receipt of the notice referred to above, or take all reasonable steps to that end during such 30-day period and thereafter.

(b)	In the case of the Executive’s allegation of Good Reason, the Company shall be given the opportunity to remedy the alleged Good Reason within 30 days from its receipt of the notice referred to above, or take all reasonable steps to that end during such 30-day period and thereafter.

iii.	Arbitration. In the event that the Executive’s employment shall be terminated by the Company and such termination is alleged to be for Cause, the Executive shall have the right, in addition to all other rights and remedies provided by law or equity, to invoke arbitration as described below. In the event that the Executive’s employment shall be terminated by the Executive and such termination is alleged to be for Good Reason, the Company shall have the right, in addition to all other rights and remedies provided by law or equity, to invoke arbitration as described below. Such arbitration shall be conducted before a single arbitrator in the County of New York, State of New York, under the commercial arbitration rules of the American Arbitration Association, by serving notice to arbitrate upon the other party no more than 60 days after such party received the notice of termination referred to above.

8.	CONSEQUENCES OF TERMINATION, DEATH OR DISABILITY

A.	Termination by the Company Other Than for Cause or by the Executive for Good Reason. The Company shall make those payments and provide those benefits specified in this section 8.A. in the event of a termination of the Executive’s employment after a Change in Control, if such termination is either (i) by the Company during the Contract Term or the term of Executive’s One-Year Employment Agreement, in either case other than for Cause, or (ii) by the Executive for Good Reason. In such circumstances, then, in lieu of all other rights, remedies, damages and relief to which the Executive might otherwise be entitled under this Agreement, the Company shall make those payments and provide those benefits enumerated below in this section 8.A.:

i.

Severance. A lump-sum payment in an amount equal to two times the sum of the following components (a) and (b): (a) the Executive’s annual base compensation in effect on the Termination Date; and (b) the Executive’s Annual Bonus. For purposes hereof, “Annual Bonus” shall mean an amount equal to one-third the sum of (x) the Executive’s annual awards under the Annual Incentive Compensation Plan paid (or, if applicable, accrued but not yet paid), including the value on the date of grant of any restricted stock awarded in lieu of an annual award under the Annual Incentive Compensation Plan, in respect of the two calendar years immediately preceding the year in which a Change in Control shall be deemed to occur pursuant to Section 3.A. hereof, or in respect of such shorter period as the Executive shall have been employed by the Company, and (y) the bonus Target for the year in which the Change in Control shall be deemed to occur, or, if such bonus Target shall not have been established as of the date on which the Change in Control shall be deemed to occur, an estimate of the Executive’s bonus Target for the year in which the Change in Control shall be deemed to occur, determined by applying the preceding year’s bonus Target percentage to the Executive’s annual base compensation for the year in which such Change in Control shall be deemed to occur. The amount payable under this section 8.A.i. shall be reduced by any severance payments made to the Executive under any other employment contract or severance arrangement with the Company .

ii.	Annual Incentive Compensation. A payment in respect of the annual incentive compensation of the Executive of the following amounts:

(a)	any annual incentive compensation payments earned for a year prior to the year in which the Termination Date occurs but which have not yet otherwise been paid as of the Termination Date; and

(b)	an amount in respect of the annual incentive compensation that would have been earned in respect of the partial year of service in which such Termination Date occurs, in an amount calculated by multiplying (i) the rate of annual base compensation in effect for the Executive immediately prior to the Termination Date by (ii) the greater of (a) the average of the annual awards under the Annual Incentive Compensation Plan payable in respect of the two calendar years immediately preceding the year for which payment is made, or during such shorter period as the Executive shall have been employed by the Company, with each such award expressed as a percentage of the annual base compensation paid to the Executive for the respective calendar years for which such bonus was paid, or (b) the Executive’s Target percentage incentive for the year of the Termination Date under the Annual Incentive Compensation Plan, with the result multiplied by (iii) a fraction, the numerator of which is the number of days in the calendar year through the Termination Date, and the denominator of which is 365.

iii.	Long-Term Incentive Plan. With respect to awards under the Company’s Long-Term Incentive Plan that are outstanding on the Termination Date, the following payments:

(a)	All amounts payable as of the Termination Date in accordance with the terms of the Long Term Incentive Plan. Nothing in this Agreement shall affect the right of the Executive to payment of awards under the Long Term Incentive Plan in accordance with its terms for all three-year Plan cycles completed prior to the Termination Date.

(b)

For any plan cycles that have not been completed prior to the Termination Date, an amount in respect of the long-term incentive compensation that would have been earned through the Termination Date, payable in a lump sum and calculated by multiplying (x) the number of units previously awarded to the Executive for each such plan cycle that has not been completed on the Termination Date, by (y) a fraction, the numerator of which is the aggregate number of days in the uncompleted performance cycle through the Termination Date, and the denominator of which is the aggregate number of days in the uncompleted performance cycle through the last day of the cycle, with the resulting product multiplied by (z) the greater of (i) $100, or (ii) the Earned Value of each such unit. The “Earned Value” shall be determined by dividing the GAAP income for completed years in the uncompleted three-year or five-year cycle, as the case may be, by the income Targets previously set for such completed years, and then applying the same ratio to the income Target for the entire three-year or five-year cycle (it being conclusively assumed, for purposes of this calculation, that the actual GAAP income performance over the three-year or five year cycle would have borne the same relationship to the three-year or five-year income Target as the GAAP income performance for completed plan years actually bore to the income Targets for those years); the resulting Earned Unit value shall not be adjusted for any relative performance criterion (or in any other way). If the Company shall have terminated the Long Term Incentive Plan and established a successor plan, the Executive shall receive payments under such successor plan in a manner comparable to the foregoing.

iv.	Restrictive Covenants. The Company hereby stipulates that $2,500,000 of the amounts payable pursuant to sections 8.A.i., 8.A.ii. and 8.A.iii. of this Agreement are in consideration for Executive agreeing and adhering to the Restrictive Covenants set forth in section 10. The Executive agrees to report such payments on all applicable tax returns in a manner consistent with the preceding sentence of this section 8.A.iv.

v.

Stock Options and Restricted Stock. Upon termination of the Executive’s employment under the circumstances set forth in this section 8.A., any otherwise unvested options on Company stock awarded to the Executive shall immediately become vested and exercisable, any otherwise unvested restricted stock awarded to the Executive under the Restricted Stock Ownership Plan shall immediately vest, and any restrictions on restricted stock awarded to the Executive under the Restricted Stock Ownership Plan shall immediately lapse, if and only if such accelerated vesting and exercisability and such lapsing of restrictions would not violate any order, law, regulation or other legal requirement, including but not limited to Section 7312(w) of the New York Insurance Law or the Plan of Reorganization adopted on August 14, 1998, as amended and adopted on September 9, 1998. If such accelerated vesting and exercisability, or such lapsing of restrictions, would violate any such order, law, regulation or other legal requirement, then, upon such termination of the Executive’s employment, the Company shall pay to the Executive an amount in cash equal to (a) the amount by which the closing price on the New York Stock Exchange, on the last trading day before the Change of Control, exceeds the exercise price under the options, times the number of otherwise unvested options held by the Executive, and (b) an amount equal to such trading price times the number of restricted shares held by the Executive; whereupon, such options and shares shall immediately be canceled.

vi.	Retirement Benefits. The Executive shall receive the payments specified in this Section 8.A.vi. with respect to retirement benefits, in addition to payments of benefits to which he is entitled under the Retirement Income Security Plan and the Investment Plan Supplement (or their successor) as of the Termination Date, and in lieu of all payments under the Excess Benefit Plan.

(a)	The benefits described in section 8.A.vi.(b) below shall be calculated assuming:

(i)	the Company’s Excess Benefit Plan, Retirement Income Security Plan and Investment Plan Supplement (collectively, the “Retirement Plans”) had continued during the remainder of the Contract Term without change from the date of the Change in Control;

(ii)	the Executive had continued to be employed for the remainder of the Contract Term;

(iii)

subject to generally applicable Plan limitations, the Company’s contributions for the Executive for the remainder of the Contract Term under the Investment Plan Supplement were to be, as Company Matching Contributions, at an annual percentage rate of compensation equal to the average percentage contribution for the Executive for the three full calendar years preceding the Termination Date, but with no other contributions on behalf of the Executive;

(iv)	the Executive was fully vested in all benefits under the Retirement Plans on the Termination Date; and

(v)	the Executive’s Compensation taken into account under the Retirement Plans included (1) the Executive’s annual base compensation in effect immediately prior to the Termination Date over the remainder of the Contract Term and (2) any amounts paid to the Executive under this Agreement in lieu of a form of compensation (other than annual base compensation) that would ordinarily be taken into account as Compensation for purposes of the Retirement Plans if Executive had continued to be employed for the remainder of the Contract Term.

(b)	The payment shall equal the aggregate present value (calculated using the discount rate described in section 11) of the benefits described in (i), (ii), (iii) and (iv) below minus the aggregate present value (calculated using the discount rate described in section 11) of the benefits actually payable to the Executive under the Retirement Income Security Plan and Investment Plan Supplement:

(i)	the benefit that would have been paid to the Executive under the Retirement Income Security Plan, if he had elected to commence such benefit on the earliest date possible under such Plan subsequent to the Expiration Date; plus

(ii)	the benefit that would have been payable to the Executive under the Investment Plan Supplement; plus

(iii)	the benefit that would have been paid to the Executive under the “Excess Retirement Plan” provisions of the Excess Benefit Plan if he had elected to commence such benefit on the earliest date possible under the Excess Benefit Plan subsequent to the Expiration Date; plus

(iv)	the benefit that would have been paid to the Executive under the “Excess Investment Plan” provisions of the Excess Benefit Plan. The hypothetical earnings that would have been credited on the Executive’s Investment Plan Benefit shall be determined on the basis of the discount rate described in Section 11.

(c)	Election. In lieu of the lump-sum payment provided by this section 8.A.vi., the Executive may elect payment as of the Termination Date of any amounts payable under this Section in any of the forms available under the Excess Benefit Plan provided such election is irrevocably made as of the Agreement Date. The Executive’s election is set forth on Exhibit I hereto (which is, in all respects, incorporated into and made a part of this Agreement).

vii.	Welfare Benefits. The Executive shall receive the amounts and arrangements specified in this Section 8.A.vii. with respect to welfare benefits.

(a)	A payment equal to the aggregate present value (calculated in using the discount rate described in section 11) of the following amounts:

(i)

Medical and Dental Benefits. – An amount equal to the portions of the costs that would have been incurred by the Company for the remainder of the Contract Term for the level of medical and dental benefits (in effect for the Executive immediately prior to the Termination Date), with such costs for the calendar year in which the Termination Date occurs to be determined pursuant to the provisions of section 4980B of the Internal Revenue Code of 1986 or any successor provisions (“COBRA”), and with such costs to be assumed to increase thereafter at an annual rate 200 basis points over the discount rate described in Section 11;

(ii)	Retiree Medical Benefits. – If the Executive would have become eligible for retiree medical coverage during the Contract Term (but is not eligible for such coverage on his Termination Date), an amount equal to the costs that would have been incurred by the Company for retiree medical benefit coverage for the life of the Executive, determined as if he retired at the end of the Contract Term and based on the level of retiree medical benefits that would have been available to the Executive had he been eligible for such coverage immediately prior to the Termination Date with the Company’s assumed costs for such coverage to be determined in the manner specified in (i) above using the mortality assumption described in Section 11.

(b)	Continued coverage under certain welfare benefit plans of the Company for the remainder of the Contract Term:

(i)

Disability Benefits. – The Executive shall continue to be covered under the short-term and long-term disability coverage under the Company’s Disability Benefit Plan as in effect for the Executive immediately prior to the Termination Date, or a comparable plan or plans, with the benefits under such plan to be determined on the basis of the annual base compensation in effect immediately prior to the Termination Date plus annual incentive compensation.

(ii)	Voluntary Group Life Insurance and Optional Survivors’ Insurance. – The Executive shall continue to be eligible to participate in these plans as in effect for the Executive immediately prior to the Termination Date, or a comparable plan or plans, by making voluntary contributions at the levels applicable under the terms of such plans.

(iii)	Split-Dollar Life Insurance. – The Company shall keep in effect, for the life of the Executive, the split-dollar life insurance policy maintained for the Executive immediately prior to the Termination Date, if any and if doing so does not violate any applicable law or regulation; the Company and the Executive shall retain respective obligations to pay premiums in accordance with the terms of the policy.

(c)	Payments under this Section 8.A.vii. shall be in addition to amounts due to the Executive under the welfare plans for periods ending on the Termination Date. The Executive’s rights to receive payments under this Section 8.A.vii. shall not diminish, or be in substitution for, any rights he may otherwise have to participate in the Company’s welfare plans after the Termination Date, provided that the Executive shall in no event (i) receive payments under this Section 8.A.vii. in respect of benefits under a welfare plan for any period and, in addition, (ii) actually be covered for the same period under such welfare plan at the Company’s expense.

viii.	Outplacement Services. The Company shall provide outplacement services for up to one year for the Executive with a nationally recognized outplacement firm.

ix.	Reduction in Benefits to Avoid Excise Tax. If any portion of the amounts payable and other benefits provided to the Executive pursuant to this section 8.A. (the “section 8.A. benefits”) shall constitute an “excess parachute payment” within the meaning of Sections 4999(b) and 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and the aggregate present value of such section 8.A. benefits is not more than three hundred thirty percent (330%) of the Executive’s “base amount” as defined in Section 280G(b)(3) of the Code, then the section 8.A. benefits payable or otherwise provided to the Executive shall be reduced by such amount as shall be required to cause the aggregate present value of the section 8.A. benefits not to exceed two hundred ninety-nine percent (299%) of the Executive’s base amount. All determinations required to be made under this section 8.A.ix., including the aggregate present value of the section 8.A. benefits and the Executive’s base amount, shall be made within 15 business days of the Termination Date by Ernst & Young LLP or, if Ernst & Young LLP is unable to do so, by another nationally recognized accounting firm selected by the Executive. Any determination by Ernst & Young LLP or other selected accounting firm shall be binding upon the Company and Executive.

B.	Disability or Death

i.

Disability. In the event of the Executive’s Disability during the Period of Employment, the Executive shall be entitled to the compensation and benefits provided for in Sections 5.A., C. and D. of this Agreement for the Period of

Employment. Payment shall be without prejudice to any other payments due in respect of the Executive’s death or Disability.

ii.	Death. In the event of the death of the Executive during the period of Employment, the Executive’s representative shall be entitled to the compensation provided in section 5.A. of this Agreement through the Period of Employment. Payment shall be without prejudice to any other payment due in respect of the Executive’s death or Disability.

iii.	Incentive Compensation. In the event of the Executive’s Disability or death during the Period of Employment, the Company shall pay the Executive or his legal representative, in addition to the payments required by this Section 8.B.:

(a)	an award under the Annual Incentive Plan (or any successor plan), determined in accordance with Section 8.A.ii. on a pro rata basis, for the portion of the calendar year prior to the Termination Date (or, in the case of Disability, the earlier of the Termination Date and the Expiration Date); and

(b)	an award under each incomplete cycle of the Long-Term Incentive Plan (or any successor plan), determined on a pro rata basis in accordance with Section 8.A.iii. for the portion of any three-year Plan cycle completed by the Executive prior to the Termination Date (or, in the case of Disability, the earlier of the Termination Date and the Expiration Date).

iv.

Reduction of Payments. The amount of any payments due under this Section 8.B. shall be reduced by any payments to which the Executive is entitled for the same period because of disability under any disability benefit plan of the Company (including but not limited to RISPE disability benefits) providing salary continuation.

C.	Termination by the Company for Cause or by the Executive Other Than for Good Reason. In the event of a termination by the Company of the Executive’s employment during the Contract Term for Cause or by the Executive other than for Good Reason, the Executive shall be entitled to the compensation and benefits ordinarily provided to senior executives of the Company upon termination of employment in accordance with the plans, programs and practices of the Company applicable to senior executives as in effect on the date of the Change in Control.

D.	Time of Payment. All lump-sum payments to be made by the Company under this Section 8 shall be made upon the later to occur of (i) the fifth day after the Termination Date and (ii) the date on which the Waiver and Release executed and delivered pursuant to section 15.G. shall have become effective and enforceable; provided, that the Company may defer the payment of any amount by which it reasonably believes that amounts otherwise payable hereunder will be reduced pursuant to section 8.A.ix. hereof, until any such reduction has been determined pursuant to that section. Annuity payments shall commence on the first day of the calendar month following the month in which the Termination Date occurs.

9.	CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

A.	Gross-Up Payment.

i.

Anything in this Agreement to the contrary notwithstanding and except as set forth below, if it shall be determined that any amount paid, distributed or treated as paid or distributed by the Company to or for Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9 and after any reduction determined pursuant to section 8.A.ix., if applicable,) (a “Payment”) would be subject the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive (a) an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; and (b) an amount such that, after providing for all federal, state and local taxes payable by the Executive as a result of the payment provided for in this clause 9.A.i.(b) (including, without limitation, any resulting additional excise tax on Excess Parachute Payments), the Executive retains an amount equal to the product of (i) any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income multiplied by (ii) the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made .

ii.

All determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or, if it is unable to do so, by such other nationally recognized accounting firm as may be designated by Executive (Ernst & Young LLP or such other firm shall hereinafter be referred to as the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9.B. and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to the Executive or for Executive’s benefit.

B.	Notification of Claims. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but not later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

i.	give the Company any information reasonably requested by the Company relating to such claim,

ii.	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

iii.	cooperate with the Company in good faith in order to effectively contest such claim, and

iv.	permit the Company to participate in any proceeding relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on foregoing provisions of this Section 9, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

C.	Refund of Claims. If, after Executive’s receipt of an amount advanced by the Company pursuant to Section 9.B., Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 9.B.) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after Executive’s receipt of an amount advanced by the Company pursuant to Section 9.B., a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10.	RESTRICTIVE COVENANTS.

A.	Noncompetition. During the Period of Employment and during the six-month period immediately following the Termination Date, the Executive shall not, directly or indirectly, in any capacity, engage or be economically interested in any business which is substantially competitive with any business then actively conducted by the Company, and the Executive shall not consult with or advise any such competitive business or otherwise, directly or indirectly, engage in any activity which is substantially competitive with or in any way adversely affects any activity of the Company.

B.

Nondisclosure. During the Period of Employment and thereafter, the Executive shall not, directly or indirectly, make use of, disclose, divulge, or make accessible to any third party any information of a proprietary or confidential nature about the Company known to the

Executive in the course of his employment until such information has come into the public domain.

C.	Nonsolicitation. During the Period of Employment and during the two-year period immediately following the Termination Date, the Executive shall not, directly or indirectly, (a) solicit, induce or attempt to induce or otherwise counsel, advise, ask or encourage any employee of the Company to leave the employ of the Company or to accept employment with another employer besides the Company as an employee or independent contractor, or (b) solicit, induce or attempt to induce any customer, client, account, or other person having a business relationship with the Company to cease doing business with the Company or interfere materially with the relationship between any such person or entity and the Company.

D.	Nondisparagement. During the Period of Employment and during the two-year period immediately following the Termination Date, the Executive shall not, and shall cause his representatives (including, without limitation, members of his family) not to disparage the Company or any of its employees or directors. As used herein, “disparage” shall mean any oral or written communication of false, misleading or derogatory information or any oral or written communication of information with negligent disregard of its truth or falsity.

E.

Specific Performance and Injunctive Relief. The Executive agrees that the Company will suffer irreparable injury if the provisions of this Section 10 are not honored, that damages resulting from such injury will be incapable of being precisely measured, and that the Company will not have an adequate remedy at law to redress the harm which such violation shall cause. Accordingly, the Executive agrees that the Company shall have the rights and remedies of specific performance and injunctive relief, in addition to any other rights or remedies that may be available at law or in equity, in respect of any failure, or threatened failure, on the part of the Executive to comply with the provisions of this Section 10, including but not limited to, temporary restraining orders and temporary injunctions to restrain any violation or threatened violation of this Agreement by the Executive.

11.	INTEREST AND MORTALITY ASSUMPTIONS

A.	Interest Assumptions. Determinations of any present values under this Agreement and of any present values relating to this Agreement shall be based upon a discount rate equal to 120 percent of the mid-term applicable federal rate (pursuant to section 1274(d) of the Code), compounded semiannually. Unless otherwise elected by the Executive on Exhibit I hereto, the Executive shall be deemed to have elected that such discount rate be determined based on such applicable Federal rate as in effect on the Agreement Date. The Company hereby agrees to use of the discount rate that is elected or deemed to be elected by the Executive.

B.	Mortality Assumptions. For purposes of this Agreement, assumptions relating to mortality are determined using the mortality tables and assumptions in effect under the Company’s Retirement Income Security Plan on the date as of which any such mortality assumption is made.

12.	WITHHOLDING

All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

13.	INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES

The Executive shall be entitled to the following additional benefits in the event of a Change in Control:

A.	Indemnification and Insurance. The Company will indemnify the Executive (including payment of expenses in advance of final disposition of the proceeding) to the fullest extent permitted by the laws of the State of Delaware and the Charter and By-Laws of the Company, in each case as in effect on the date of the Change in Control or on the Termination Date, whichever affords greater protection to the Executive; and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his having been a director, officer or employee of the Company or any of its subsidiaries or affiliates or his serving or having served any other enterprise as a director, officer or employee at the request of the Company. The Company shall cause to be maintained in effect for not less than six years from the Termination Date policies of directors’ and officers’ liability insurance of at least the same coverage as those policies, if any, maintained by the Company on the date of the Change in Control and containing terms and conditions which are no less advantageous than such policies, or if such coverage is not available, the best available coverage for equal cost to the Company.

B.	Legal Expenses. In the event of any litigation, arbitration or other proceeding between the Company and the Executive with respect to the subject matter of this Agreement or the enforcement of the Executive’s rights hereunder, the Company shall reimburse the Executive, regardless of the outcome, for all of his reasonable costs and expenses relating to such litigation, arbitration or other proceeding, including without limitation, reasonable attorneys’ fees and expenses. In no event shall the Executive be required to reimburse the Company for any of the costs or expenses relating to such litigation, arbitration or other proceeding.

14.	NOTICES

All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail or personally delivered to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Company:	MONY Life Insurance Company
1740 Broadway
New York, New York 10019
Attention: General Counsel

To the Executive	MONY Life Insurance Company
1740 Broadway
New York, New York 10019

With an additional copy to the Executive at the home address listed on Exhibit I hereto (or to such changed address as the Executive may have given by a similar notice).

15.	GENERAL PROVISIONS

A.	Determination of Value. Whenever, under this Agreement, it is necessary to determine whether one benefit is less than, equal to, or larger than another in value (whether or not such benefits are provided under this Agreement), such determination shall be made using the assumptions described in Section 11.

B.	Limitation. This Agreement shall not confer any right or impose any obligation on the Executive to continue in the employ of the Company, or limit the right of the Company or the Executive to terminate his employment.

C.	Company Set-Off and Counterclaim; No Obligation to Mitigate. The Company shall have no right of set-off or counterclaim in respect of any claim, debt or obligation against any payments provided for in this Agreement. The Executive shall have no obligation to mitigate any liability of the Company or any successor of the Company hereunder by seeking alternative employment or otherwise, nor shall any amounts earned by the Executive as a result of alternative employment or otherwise mitigate any obligations of the Company or any successor hereunder.

D.	Assignment of Interest. No right to or interest in any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude his executor or administrator from assigning any right hereunder to the person or persons entitled thereto.

E.	Amendment, Modification and Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in writing signed by the Executive and by a duly authorized Company officer.

F.

Enforceability. If this Agreement or any provision hereof shall be determined to be invalid or unenforceable by a court of competent jurisdiction, the corresponding provision or provisions of the Second Amended and Restated Change in Control

Agreement, to the extent valid and enforceable, shall be in full force and effect with respect to the matters described in such invalid or unenforceable provision of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

G.	Waiver and Release. No amounts shall be payable hereunder following the Termination Date unless and until the Executive shall have executed and delivered a waiver and release of claims against the Company substantially in the form attached hereto as Exhibit II.

H.	Entirety of Agreement. This Agreement constitutes the entire agreement between the Company and the Executive relating to the subject matter hereof; provided, however, that neither this integration clause 15.H. nor any other provision of this Agreement shall in any way supersede or diminish the enforceability of any provision of any plan or agreement (including, without limitation, the Restricted Stock Ownership Plan, any Restricted Stock Award Agreement, any stock option plan, any Stock Option Award Agreement, and any Supplemental Executive Retirement Plan) that, by its terms, would provide for accelerated vesting, exercisability, receipt, enjoyment or lapsing of restrictions with respect to any benefit or other item of value granted thereunder or pursuant thereto in the event of a Change in Control. Any compensation or benefits to which the Executive is entitled under this Agreement shall be based solely on its terms, without regard to any materials used in the preparation or consideration of this Agreement, including any summary of terms or estimate of amounts relating to this Agreement.

I.	Company and Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company including, without limitation, any corporation acquiring directly or indirectly all or substantially all of the assets of the Company, whether by merger, consolidation, reinsurance, sale or otherwise (and such successor shall thereafter be deemed “the Company”). For the purposes of clarification, the “Company” shall include MONY Life Insurance Company.

J.	Definition of Executive. The word “Executive” shall, wherever appropriate, include his dependents, beneficiaries and legal representatives.

K.	Conflict of Law. Except as specified in Section 13.A., the validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

L.	Exhibits. The provisions of Exhibits I and II hereto are hereby incorporated by reference in this Agreement with the same force and effect as if fully set forth herein.

M.	Rehabilitation. This Agreement shall be null and void and unenforceable in the event that the New York State Superintendent of Insurance is named rehabilitator under Article 74 of the New York State Insurance Law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MONY LIFE INSURANCE COMPANY

By:	/s/ Michael I. Roth
	Name:	Michael I. Roth
	Title:	Chairman and Chief Executive Officer

EXECUTIVE

/s/ Victor Ugolyn
Victor Ugolyn

Exhibit I to Employment Agreement

I.	Name and Home Address of Executive:

II.	Election made pursuant to Section 8.A.vi.:

The Executive elects payment of the excess retirement benefits under Section 8.A.vi. of the Agreement in one of the following forms:

Excess Retirement Plan Benefit

                           Lump sum at Termination Date

                           Annuity commencing at Termination Date –

                                 Life

                                 50% Joint and Survivor

                                 -Beneficiary

                                 100% Joint and Survivor

                                 -Beneficiary

                                 Other; Please specify

Excess Investment Plan Benefit

                           Lump sum at Termination Date

                           Installment commencing at Termination Date,

Payable                    Annually

            Monthly

                     Installments over              years (not greater than 20)

                     Installments over life expectancy of Executive

                    (amount redetermined annually)

                         Payment in accordance with income settlement option

                         contained in policies of life insurance being issued by the Company as of the Agreement Date; Please specify:

                         ________________________________________________________

                         ________________________________________________________

III.	Election made pursuant to Section 11.A.:

For purposes of the calculations contemplated by Section 11.A., the Executive elects to utilize the applicable discount rate in effect on:

             the Agreement Date; or

             the Termination Date.

If no election is made, the Executive will be deemed to have elected the applicable discount rate in effect on the Agreement Date.

IV.	Other agreements between Executive and Company that are not to be superseded by the Agreement as contemplated in Section 15.H. (in addition to rights specifically set forth in the Agreement) include:

1.	Rights pursuant to the Company’s Deferred Compensation Plan;

2.	Employment Agreement dated as of , _, (for periods prior to Change in Control);

3.	in accordance with Section 8.B.i. of the Agreement, rights upon Disability under this Agreement do not supersede the rights of the Executive in the event of his eligible disability under the Company’s Disability Benefit Plan, Retirement Income Security Plan, Investment Plan Supplement, Comprehensive Medical Benefit Program and Life Insurance Program for Selected MONY Officers (or any successor plans) (“Disability Benefits”). Any Disability Benefits for which the Executive becomes eligible shall be paid to the Executive in accordance with the terms of such plans without limitation by this Agreement. Any determination made pursuant to Section 6.B. of this Agreement as to the existence of a Disability or as to the date as of which the Executive’s employment is deemed to have ceased shall have no effect in determining the Executive’s eligibility for Disability Benefits or other benefits receivable during a period of disability.

Exhibit II

WAIVER AND RELEASE

Reference is made to that certain Change in Control Agreement (the “Agreement”), dated as of July     , 2003, by and between MONY Life Insurance Company, a New York Corporation (the “Company”), and Victor Ugolyn (the “Executive”). This Waiver and Release (this “Waiver”) is made as of the      day of             , by the Executive pursuant to section 15.G. of the Agreement.

Release and Waiver of Claims Against the Company

(a) The Executive, on behalf of himself or herself, his or her agents, heirs, successors, assigns, executors and administrators, in consideration for the payments and other consideration provided for under the Agreement, hereby forever releases and discharges the Company and its successors, their affiliated entities, and their past and present directors, employees, agents, attorneys, accountants, representatives, plan fiduciaries, successors and assigns from any and all known and unknown causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities, and demands of whatsoever kind and character in any manner whatsoever arising on or prior to the date of this Waiver, including but not limited to (i) any claim for breach of contract, breach of implied covenant, breach of oral or written promise, wrongful termination, intentional infliction of emotional distress, defamation, interference with contract relations or prospective economic advantage, negligence, misrepresentation or employment discrimination, and including without limitation alleged violations of Title VII of the Civil Rights Act of 1964, as amended, prohibiting discrimination based on race, color, religion, sex or national origin; the Family and Medical Leave Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; other federal, state and local laws, ordinances and regulations; and any unemployment or workers’ compensation law, excepting only those obligations of the Company expressly recited in the Agreement or this Waiver and any claims to benefits under the Company’s employee benefit plans as defined exclusively in written plan documents; (ii) any and all liability that was or may have been alleged against or imputed to the Company by the Executive or by anyone acting on his or her behalf; (iii) all claims for wages, monetary or equitable relief, employment or reemployment with the Company in any position, and any punitive, compensatory or liquidated damages; and (iv) all rights to and claims for attorneys’ fees and costs except as otherwise provided herein or in the Agreement.

(b) The Executive shall not file or cause to be filed any action, suit, claim, charge or proceeding with any federal, state or local court or agency relating to any claim within the scope of this Waiver. In the event there is presently pending any action, suit, claim, charge or proceeding within the scope of this Waiver, or if such a proceeding is commenced in the future, the Executive shall promptly withdraw it, with prejudice, to the extent he or she has the power to do so. The Executive represents and warrants that he or she has not assigned any claim released herein, or authorized any other person to assert any claim on his or her behalf.

(c) In the event any action, suit, claim, charge or proceeding within the scope of this Waiver is brought by any government agency, putative class representative or other third party to vindicate any alleged rights of the Executive, (i) the Executive shall, except to the extent required or compelled by law, legal process or subpoena, refrain from participating, testifying or producing documents therein, and (ii) all damages, inclusive of attorneys’ fees, if any, required to be paid to the Executive by the Company as a consequence of such action, suit, claim, charge or proceeding shall be repaid to the Company by the Executive within ten (10) days of his or her receipt thereof.

(d) In the event of a breach of this Waiver by the Executive, the Company’s obligations pursuant to the Agreement shall cease as of the date of such breach. Furthermore, the Executive understands that his or her breach of the provisions of this Waiver will cause monetary damages to the Company. Thus, should the Executive breach the provisions of this Waiver, he or she shall be required to pay the Company, as liquidated damages, the amount of the consideration paid by the Company to the Executive pursuant to the Agreement plus all costs and expenses, including all attorneys’ fees and expenses, that the Company incurs in enforcing this Waiver. The Executive agrees that the foregoing amount of liquidated damages is reasonable and necessary, and does not constitute a penalty.

Voluntary Execution of Waiver.

BY HIS OR HER SIGNATURE BELOW, THE EXECUTIVE ACKNOWLEDGES THAT:

(A) I HAVE RECEIVED A COPY OF THIS WAIVER AND WAS OFFERED A PERIOD OF FORTY-FIVE (45) DAYS TO REVIEW AND CONSIDER IT;

(B) IF I SIGN THIS WAIVER PRIOR TO THE EXPIRATION OF FORTY-FIVE DAYS, I KNOWINGLY AND VOLUNTARILY WAIVE AND GIVE UP THIS RIGHT OF REVIEW;

(C) I HAVE THE RIGHT TO REVOKE THIS WAIVER FOR A PERIOD OF SEVEN DAYS AFTER I SIGN IT BY MAILING OR DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE COMPANY’S CHIEF EXECUTIVE OFFICER OR GENERAL COUNSEL, NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH DAY AFTER THE DAY ON WHICH I SIGNED THIS WAIVER;

(D) THIS WAIVER SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN DAY REVOCATION PERIOD HAS EXPIRED WITHOUT THE WAIVER HAVING BEEN REVOKED;

(E) THIS WAIVER WILL BE FINAL AND BINDING AFTER THE EXPIRATION OF THE REVOCATION PERIOD REFERRED TO IN (C). I AGREE NOT TO CHALLENGE ITS ENFORCEABILITY;

(F) I AM AWARE OF MY RIGHT TO CONSULT AN ATTORNEY, HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY, AND HAVE HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS WAIVER;

(G) NO PROMISE OR INDUCEMENT FOR THIS WAIVER HAS BEEN MADE EXCEPT AS SET FORTH IN THIS WAIVER;

(H) I AM LEGALLY COMPETENT TO EXECUTE THIS WAIVER AND ACCEPT FULL RESPONSIBILITY FOR IT; AND

(I) I HAVE CAREFULLY READ THIS WAIVER, ACKNOWLEDGE THAT I HAVE NOT RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT OR THE AGREEMENT, AND WARRANT AND REPRESENT THAT I AM SIGNING THIS WAIVER KNOWINGLY AND VOLUNTARILY.

Intending to be legally bound, I have signed this Waiver as of the date first set forth above.

Victor Ugolyn

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